Exhibit 99.1

MCG Capital Names Richard W. Neu as New Independent Director

ARLINGTON, VA - November 21, 2007 - MCG Capital Corporation (Nasdaq: MCGC) has named Richard W. Neu as an Independent Director. His inclusion on the MCG Capital Board of Directors increases the Board size to ten members.

Mr. Neu currently serves on the board of directors and the audit committee of Dollar Thrifty Automotive Group, Inc. Mr. Neu served for 19 years as the Chief Financial Officer and Treasurer of Charter One Financial, Inc. and as a director for 12 years. He previously worked for KPMG.

"We are extremely pleased to have Mr. Neu join our Board," said MCG Co-Founder, President and CEO Steven F. Tunney. "His financial and accounting experience will enhance and complement our Board nicely."

"Mr. Neu brings additional insight and strong expertise to MCG Capital's Board of Directors, and I look forward to working with him," said Jeffrey M. Bucher, Chair of MCG Capital's Board of Directors. "He is a terrific addition to the Board."

Mr. Neu's appointment to the MCG Capital Board of Directors is effective as of November 15, 2007.

About MCG Capital Corporation

MCG Capital Corporation is a solutions-focused commercial finance company providing capital and advisory services to middle market companies throughout the United States. Our investment objective is to achieve current income and capital gains. Our capital is generally used by our portfolio companies to finance acquisitions, recapitalizations, buyouts, organic growth and working capital. For more information, please visit www.mcgcapital.com.

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